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                                                                     EXHIBIT 5.1

               [Letterhead of Cleary, Gottlieb, Steen & Hamilton]






















                                                              November 5, 1999


SCG Holding Corporation
5005 E. McDowell Road
Phoenix, AZ   85008

                     Re:    REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

                  We have acted as your counsel and counsel to certain of your subsidiaries named as registrants (you and such subsidiaries collectively, the "Registrants") in the Registration Statement on Form S-4 (the "Registration Statement") filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of the 12% Senior Subordinated Notes due 2009 (the "Exchange Notes"), to be offered in exchange for all outstanding 12% Senior Subordinated Notes due 2009 (the "Initial Notes"). The Exchange Notes will be issued pursuant to an indenture (the "Indenture"), dated as of August 4, 1999, among the Registrants and State Street Bank and Trust Company, as trustee.

                  We have participated in the preparation of the Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of such documents and records of SCG Holding Corporation and its subsidiaries (together, the "Company") and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.



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                  Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form filed as an exhibit to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture, and duly issued and delivered by SCG Holding Corporation and Semiconductor Components Industries, LLC (together, the "Issuers") in exchange for an equal principal amount of Initial Notes pursuant to the terms of the Exchange Offer and Registration Rights Agreement in the form filed as an exhibit to the Registration Statement, the Exchange Notes will be legal, valid, binding and enforceable obligations of the Issuers, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

                  The foregoing opinion is limited to the law of the State of New York.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                   Very truly yours,

                                   CLEARY, GOTTLIEB, STEEN & HAMILTON


                                   By /s/ STEPHEN H. SHALEN
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                                         Stephen H. Shalen, a partner